Exhibit 99.1
Section 13(r) Disclosure

NCR Corporation (“NCR”) which may be considered an affiliate of The Blackstone Group L.P. (“Blackstone”), and, therefore, may be considered affiliates of APX Group Holdings, Inc. (“APX”), filed the disclosure reproduced below with respect to the period indicated below, in accordance with Section 13(r) of the Exchange Act. APX did not independently verify or participate in the preparation of this disclosure.
NCR included the following disclosure in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016:
“Pursuant to Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended, we note that, during the period from January 1, 2016 through March 31, 2016, we maintained a bank account and guarantees at the Commercial Bank of Syria (“CBS”), which was designated as a Specially Designated National pursuant to Executive Order 13382 (“EO 13382”) on August 10, 2011. This bank account and the guarantees at CBS were maintained in the normal course of business prior to the listing of CBS pursuant to EO 13382. We note that the last known account balance as of March 31, 2016, was approximately $3,468. The bank account did not generate interest from January 1, 2016 through March 31, 2016, and the guarantees did not generate any revenue or profits for the Company. Pursuant to a license granted to the Company by OFAC on January 3, 2013, and subsequent licenses granted on April 29, 2013, July 12, 2013, February 28, 2014, November 12, 2014, and October 24, 2015, the Company has been winding down its past operations in Syria. The Company’s current license expires on April 30, 2016. The Company has also received licenses from OFAC to close the CBS account and terminate any guarantees. The Company's application to renew the license to transact business with CBS, which was submitted to OFAC on May 18, 2015, remains pending. Following the termination of guarantees and the closure of the account, the Company does not intend to engage in any further business activities with CBS.”